STONE RIDGE ASSET MANAGEMENT LLC

January 23, 2014

To the Trustees of:
Stone Ridge Trust
405 Lexington Avenue, 55th Floor
New York, NY 10174

Re:  Expense Limitation Agreement

   With reference to the Investment Management Agreement entered into by Stone Ridge Asset Management LLC (the "Adviser") with Stone Ridge Trust (the “Trust”), on behalf of its series Stone Ridge International Developed Markets Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk Premium Fund  (each a “Fund” and together, the “Funds”) on the the __ day of ________, 2014, we hereby notify you as follows:

     1.           Through March 1, 2015, the Adviser agrees to waive its management fee and/or pay or otherwise bear operating and other expenses of the Fund or a Class thereof (excluding taxes, brokerage and transactional expenses, borrowing and other investment-related costs and fees including interest and commitment fees, short dividend expense, acquired fund fees (but not excluding the fees and expenses of any wholly-owned subsidiary of the Fund except to the extent of such wholly-owned subsidiary’s Excluded Fees and Expenses (as defined below), taxes, litigation and indemnification expenses, judgments and extraordinary expenses not incurred in the ordinary course of the Fund's business (collectively, the “Excluded Fees and Expenses”)) solely to the extent necessary to limit the total annualized expenses of a Class to the percentage specified in Appendix A hereto of the average annual net assets (on an annualized basis) attributable to such Class of shares of each Fund.

     2.           The Adviser shall be permitted to recover expenses attributable to a Fund or a Class thereof that the Adviser has borne (whether through reduction of its management fee or otherwise) in later periods to the extent that the expenses for a Class of shares fall below the annual rate set forth in Appendix A for such Class; provided, however, that the Fund is not obligated to pay any such deferred, waived or reimbursed fees or expenses under this agreement more than three years after the end of the fiscal year in which the Adviser waived a fee or reimbursed an expense.  Any such recovery by the Adviser will not cause a Class to exceed the annual limitation rate in effect during the period in which the Adviser waived such fee or reimbursed such expense.  For the avoidance of doubt, the Adviser's ability to recover expenses under this Agreement shall continue for the above-referenced three-year period but any addition of a reimbursement expense to the Fund or Class shall occur only (a) if the Fund or Class is at that time operating below the limitation rate that was previously in effect under this Agreement at the time of the waiver or reimbursement by the Adviser and (b) if the addition of such reimbursement expense does not cause the expenses of the Fund or Class to exceed the limitation rate set out in this Agreement.

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    3.            During the periods covered by this Agreement, the expense limitation arrangement set forth above for the Funds may only be modified by a majority vote of the "non-interested" trustees of the Trust (as defined under the Investment Company Act of 1940, as amended (the "1940 Act")).

    4.            We understand and intend that the Fund will rely on this undertaking in preparing and filing Post-Effective Amendments to the registration statement on Form N-1A for the Trust and the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the 1940 Act, and expressly permit the Fund to do so.

Very truly yours,

STONE RIDGE ASSET MANAGEMENT LLC

By: ________________
Name: Ross Stevens
Title: Managing Member

ACCEPTED AND AGREED TO ON BEHALF OF:
Stone Ridge Trust, on behalf of its series, Stone Ridge International Developed Markets
Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk Premium Fund,

By: ____________
Name: Jane Korach
Title: Secretary

Stone Ridge International Developed Markets Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk
Premium Fund Expense Limitation Agreement Signature Page

Appendix A
Expense Limits

	Class I	Class M
Stone Ridge International Developed Markets Variance Risk Premium Fund	1.75%	1.90%
Stone Ridge Emerging Markets Variance Risk Premium Fund	1.80%	1.95%